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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITOR'S CONSENT


         We consent to the incorporation by reference in the Registration Statement of RSA Security Inc. (formerly Security Dynamics Technologies, Inc.) (the "Company") on Form S-8 of our reports dated January 27, 1999 (which report on the consolidated financial statements of Security Dynamics Technologies, Inc. expresses an unqualified opinion, refers to the restatement of the consolidated financial statements for a pooling of interests in 1998, and includes an explanatory paragraph referring to a change in the Company's method of accounting for option grants requiring stockholder approval in 1996), appearing in and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


                                                  /s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 3, 1999